Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Option Plan, 2016 Share Option and Incentive Plan, and Non-Plan Share Options of BeiGene, Ltd. of our report dated August 28, 2015, with respect to the consolidated financial statements of BeiGene, Ltd. included in its Registration Statement (Form S-1 No. 333-207459) and related Prospectus of BeiGene, Ltd. filed with the Securities and Exchange Commission.

/s/ Ernst & Young Hua Ming LLP
Beijing, People’s Republic of China
February 3, 2016